                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549


                                     SCHEDULE 13G


                      Under the Securities Exchange Act of 1934

                                 (Amendment No. ...)*


                              MetroCorp Bancshares, Inc.
            --------------------------------------------------------------
                                   (Name of Issuer)

                        Common Stock $1.00 Par Value Per Share
            --------------------------------------------------------------
                            (Title of Class of Securities)

                                      591650 10 6
            --------------------------------------------------------------
                                    (CUSIP Number)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                      -----------------
CUSIP No. 591650 10 6                  13G                 Page 2 of 5 Pages
---------------------                                      -----------------

----------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
----------------------------------------------------------------------------
           LESLIE LOOI MENG
----------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (A) / /
           NONE
                                                   (B) / /
----------------------------------------------------------------------------
  3   SEC USE ONLY
----------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

           MALAYSIA
----------------------------------------------------------------------------
                  5  SOLE VOTING POWER
    NUMBER OF
                         385,992
     SHARES       ----------------------------------------------------------
                  6 SHARED VOTING POWER
  BENEFICIALLY
                         0
    OWNED BY      ----------------------------------------------------------
                  7 SOLE DISPOSITIVE POWER
      EACH
                         385,992
    REPORTING     ----------------------------------------------------------

     PERSON       8 SHARED DISPOSITIVE POWER

      WITH               0
----------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     385,992
----------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                     / /
----------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.5%
----------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

                     IN
----------------------------------------------------------------------------

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                                      ITEM 1(a)

Name of issuer: The name of the issuer is MetroCorp Bancshares, Inc. ("Bancshares").

                                      ITEM 1(b)

Address of issuer's principal executive offices: The principal executive office of Bancshares is 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036.

                                      ITEM 2(a)

Name of person filing:  The reporting person is Leslie Looi Meng.

                                      ITEM 2(b)

Address or principal business office or, if none, residence: The address of Leslie Looi Meng is Aloha Towers, No. 05-02, Block A, 1 Jalan Kolam Air, 80100 Johor Bahru, Johor, Malaysia.

                                      ITEM 2(c)

Citizenship:  Leslie Looi Meng is a citizen of Malaysia.

                                      ITEM 2(d)

Title of class of securities: The class of securities of Bancshares owned beneficially by Leslie Looi Meng is common stock, $1.00 par value (the "Common Stock").

                                      ITEM 2(e)

CUSIP Number:  591650 10 6

                                        ITEM 3

Not applicable

                                        ITEM 4

Ownership:

(a) The amount of securities beneficially owned by Leslie Looi Meng is 385,992 shares of Common Stock.

(b) The percent of the class of Common Stock beneficially owned by Leslie Looi Meng is 5.5%.

(c) Leslie Looi Meng has the sole power to vote or to direct the vote of 385,992 shares of the Common Stock and the sole power to dispose or to direct the disposition of 385,992 shares of the Common Stock.

                                        ITEM 5

Ownership of 5 Percent or Less of a Class:  Not applicable

                                        ITEM 6

Ownership of More than 5 Percent on Behalf of Another Person:  Not applicable

                                        ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not applicable

                                        ITEM 8

Identification and Classification of Members of the Group:  Not applicable

                                        ITEM 9

Notice of Dissolution of Group:  Not applicable

                                       ITEM 10

Certification:  Not applicable

SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 18, 1999
                                       -------------------------------------
                                       (Date)


                                       /s/ Leslie Looi Meng
                                       -------------------------------------
                                       (Signature)


                                       Leslie Looi Meng
                                       -------------------------------------
                                       (Name/Title)